Issuer Free Writing Prospectus dated August 9, 2024

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated August 9, 2024

Registration Statement No. 333-277694

Issuer Free Writing Prospectus dated August 9 , 2024 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated August 9, 2024 Registration Statement No. 333 - 277694 Wing Yip Food Holdings Group Limited Proposed Nasdaq Ticker Symbol: WYHG Investor Presentation

Free Writing Prospectus Statement This free writing prospectus relates to the proposed public offering of American depositary shares (“ADSs”) of Wing Yip Food Holdings Group Limited (“we”, “us”, “our” or the “Company”) and should be read together with the registration statement on Form F - 1, as amended (File No.: 333 - 277694) (the “Registration Statement”) we filed with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/1999860/000121390024066881/ea0200046 - 09.htm The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov . Alternatively, we or our underwriter will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Kingswood Capital Partners, LLC, at +1 - 800 - 535 - 6981 , or via email at info@kingswoodus.com , or contact Wing Yip Food Holdings Group Limited via email ir@wingyip - food.com . 2 See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Forward - looking Statement This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward - looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this presentation. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward - looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to: assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items; our ability to execute our growth, and expansion, including our ability to meet our goals; current and future economic conditions; our capital requirements and our ability to raise any additional financing which we may require; our ability to attract clients and further enhance our brand recognition; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; trends and competition in the meat processing industry; the COVID - 19 pandemic; and other assumptions described in this presentation underlying or relating to any forward - looking statements. We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We derive our forward - looking statements from our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward - looking statements after the distribution of this presentation, whether as a result of new information, future events, changes in assumptions, or otherwise. 3 See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Offering Summary Issuer Securities Wing Yip Food Holdings Group Limited ADS, each ADS represents one ordinary share of the Company (“Ordinary Shares”) Nasdaq Capital Market: WYHG Proposed Listing Symbol Offering Type Initial Public Offering Securities Offered Price Range 2,500,000 ADSs, or 2,875,000 ADSs if the underwriter exercises its over - allotment option in full $4.00 to $5.00 per ADS $11.25 million, or approximately $12.94 million if the underwriter exercises its over - allotment option in full, based on an assumed offering price of $4.50 per ADS Gross Proceeds • Approximately 48% for upgrading existing production lines and establishing new production lines; • Approximately 22% for marketing and promotion of our products; Use of Proceeds Underwriter • Approximately 15% for new product research and development; and • Approximately 15% for working capital and general corporate matters. Kingswood Capital Partners, LLC 4 See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Company Overview One of the notable meat product processing companies in mainland China 18 72 Our flagship brand “Wing Yip” can trace its history back to 1915 Provinces Distributed (2) Distributors (2) Ranked 2 with a market share of 9.2% (1) nd 7 7 Since 2018, our Ordinary Shares have been listed on KOSDAQ of the Korea Exchange (“KRX”) E - commerce Platforms (2) Self - operated Stores (2) Note: (1) According to the industry report produced by Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., in fiscal year 2022, based on retail sales of cured meat products in mainland China; (2) As of the date of this presentation. 5 See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investment Highlights 1 Excellent Track Records & Reputation Focus on Quality Control & Maintaining High Standards for Food Safety 2 Strong Product Development Capabilities & A Diverse Range of Innovative Products 3 4 5 Extensive Sales & Distribution Network An Experienced & Capable Management Team 6 See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Products Overview Brand Name Wing Yip Hospita 218+ Production Cycle & Lead Time Approximately 48 to 72 hours Cured Meat Products The Shelf Life 90 to 270 days Brand Name Jiangwang, Kuangke 120+ Lead Time Approximately 72 hours Snack Products The Shelf Life 180 to 270 days Lead Time Approximately 72 hours 39+ The Shelf Life Around 1 year Frozen Meat Products 7 Note: All numbers on this page are as of the date of this presentation. See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Products Overview 218+ Cured Meat Products Cured Pork Sausages Cured Pork Meat Other Cured Meat Products Cured Pork Sausage Cured Pork Meat Cured Duck 8 Note: All numbers on this page are as of the date of this presentation. See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Products Overview 120+ Snack Products 39+ Frozen Meat Products Ready - to - eat Sausage Frozen Cheddar Cheese Sausage 9 Note: All numbers on this page are as of the date of this presentation. See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Production Facilities Annual Production Capacity Self - Owned Food Processing Plant 15,000 Tons of Cured Meat Products 5,000 Tons of Snack Products Total Floor Area: Approx. 14,339 Sqm Location: Zhongshan City, Guangdong 1,500 Tons of Frozen Meat Products 20 Production Lines 12 Production Lines 6 2 Production Lines Processing Frozen Meat Products Production Lines Processing Cured Meat Products Processing Snack Products Company Office Building 10 Note: All numbers on this page are as of the date of this presentation. See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Excellent Track Records & Reputation January 2015 March 2017 July 2017 The Most Popular Cured Meat Brand in the Guangdong - Hong Kong - Macao region Leading Agricultural Enterprise in Zhongshan City Guangdong Time - Honored Brand July 2017 December 2019 December 2019 Guangdong Time - Honored Brand Guangdong Key Leading Enterprise in Agriculture Guangdong Key Leading Enterprise in Agriculture December 2021 December 2023 National Key Leading Enterprise in Agricultural Industrialization High and New Technology Enterprise Certificate 11 See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Excellent Track Records & Reputation Top Three Cantonese - style Cured Meat Product Processors in terms of Retail Sales Value (Mainland China), 2022 Top Five Cured Meat Product Processors in terms of Retail Sales Value (Mainland China), 2022 Retail sales value of cured meat product (RMB million) Cantonese - style cured meat product Retail sales value of Cantonese - style cured meat products (RMB million) Cured meat product processors Market Share (%) Market Share (%) Ranking Ranking processors 1 Company A 14.8% 1,446.4 1 Company A 1,446.4 28.8% 2 Our Group 898.7 9.2% 2 Our Group Company C Top Three 898.7 17.9% 3 Company B 610.8 6.2% 4 5 Company C Company D Top Five Total 436.0 193.0 4.5% 2.0% 3 436.0 8.7% 2,781.1 5,021.5 55.4% 3,584.9 9,784.6 36.7% 100.0% Total Cantonese - style 100.0% 12 S S e o e ur t c h e e : r F e r g o i s s t tr & at S io u n lli s v t a a n tement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Focus on Quality Control & Maintaining High Standards for Food Safety Ensuring High Safety & Quality Standards • Established and Maintained Strict • Established and Operationalized Technical Specifications & Procedures for Each Processing Step Supplier Control Measures Internal Quality Control Team - 7 Members - All processed qualifications relevant to internal product quality testing Food Safety Management System Raw Materials Procurement Production Processes Since 2017 Since 2015 Hazard Analysis and Critical Control Point (HACCP) System Certificate ISO 22000:2018 Food Safety Management System Certificate Storage & Transportation 13 Note: All numbers on this page are as of the date of this presentation. See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Strong Product Development Capabilities & A Diverse Range of Innovative Products Product Development Strategy Strategic Collaboration Strategy 1 Introducing new products Strategy 2 Improving ingredients and packaging of existing products KOSDAQ (stock code: 290720) Our R&D costs accounted for 15.25% of our Joint Venture total operating costs in FY2023. We developed 51 Food Health Technology (China) Holdings Group Limited new products to the market in FY2023. Develop Healthy Foods Catering to growing demand for a healthier lifestyle □ Seasoned Team - 51 members in internal technical R&D department In 2023, we developed plant - based meat alternatives made from plant proteins and launched frozen plant - based meat patty products with various flavors, including beef, chicken and pork flavors. - 6 external R&D consultants - 4 strategic partners 14 Note: All numbers on this page are as of the date of this presentation. See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Extensive Sales & Distribution Network 72 Distributors 7 Self - Operated Stores “Wing Yip” Brand National Distribution All Located in Guangdong Province Across 18 Provinces in China Targeting retail & wholesale customers Own Online Store 6 Third - Party Online Marketplaces Online marketplaces: Tmall/JD.com/Tik Tok Named “Wing Yip Mall” Targeting Wholesalers & Group Buyers (CN)/Kuaishou/Pinduoduo/ 1688 Targeting End Customers 15 See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

An Experienced & Capable Management Team

荣业食品
WING YIP FOOD



Mr. Xiantao Wang

Director and Chairman of the Board of Directors

- Mr. Wang has been a director and the chairman of the board of directors of Wing Yip since April 2015.
- Mr. Wang has also been the chairman of the board of directors of Wing Yip GD since November 2014.
- Mr. Wang served as the sales manager at Wing Yip GD prior to his current roles from December 2010 to March 2012.
- Mr. Wang served as the general manager at Wing Yip GD from April 2012 to November 2014.
- Mr. Wang received his Bachelor's degree in International Economics and Trade from Zhongkai College of Agriculture and Engineering in China in July 2007.



Ms. Tingfeng Wang

Director, Chief Executive Officer

- Ms. Wang has been a director of Wing Yip since December 2016 and the Chief Executive Officer of Wing Yip since January 2023. She is also a director at our subsidiary Wing Yip HN.
- Ms. Wang has also held different roles, including human resources and administration manager, director, assistant to the chairman of board of directors, IPO affairs manager, and manager of corporate development department at Wing Yip GD since December 2013.
- Ms. Wang obtained her Bachelor's degree in Human Resource Management & Industrial Relations and International Business from Victoria University of Wellington in New Zealand in December 2006.



Mr. Haobo Ye

Chief Financial Officer

- Mr. Ye has been the Chief Financial Officer of Wing Yip since July 2020.
- Mr. Ye has also served as chief financial officer of our subsidiary, Wing Yip GD, since July 2020 and a director of Wing Yip GD since December 2014.
- Mr. Ye served as the warehouse manager and financial advisor of Wing Yip GD from June 2016 to June 2020.
- Mr. Ye served as the legal representative of Wing Yip GD from December 2010 to November 2014.
- Mr. Ye obtained his associate degree in Finance Management from Baoding Vocational and Technical College in China in June 2000.

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See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Board of Directors

荣业食品 WING YIP FOOD



Mr. Xiantao Wang

Director and Chairman of the Board of Directors

- Mr. Wang has been a director and the chairman of the board of directors of Wing Yip since April 2015.
- Mr. Wang has also been the chairman of the board of directors of Wing Yip GD since November 2014.
- Mr. Wang served as the sales manager at Wing Yip GD prior to his current roles from December 2010 to March 2012.
- Mr. Wang served as the general manager at Wing Yip GD from April 2012 to November 2014.
- Mr. Wang received his Bachelor's degree in International Economics and Trade from Zhongkai College of Agriculture and Engineering in China in July 2007.



Ms. Tingfeng Wang

Director, Chief Executive Officer

- Ms. Wang has been a director of Wing Yip since December 2016 and the Chief Executive Officer of Wing Yip since January 2023. She is also a director at our subsidiary Wing Yip HN.
- Ms. Wang has also held different roles, including human resources and administration manager, director, assistant to the chairman of board of directors, IPO affairs manager, and manager of corporate development department at Wing Yip GD since December 2013.
- Ms. Wang obtained Bachelor's degree in Human Resource Management & Industrial Relations and International Business from Victoria University of Wellington in New Zealand in December 2006.



Mr. Hojin Kim

Independent Director

- Mr. Kim has been an independent director at Wing Yip since April 2023.
- Mr. Kim served as non-executive director at Wing Yip from October 2018 to March 2023.
- Mr. Kim has also served as the deputy head of the IPO team of the investment banking department at Eugene Investment and Securities Co, Ltd. (KOSPI:001200) since August 2010.
- Mr. Kim obtained his Bachelor's degree in International Economy and Trade from Shanghai Jiao Tong University in China in July 2009.



Mr. Yang Chen

Independent Director

- Mr. Chen has been an independent director of Wing Yip since December 26, 2023.
- Mr. Chen founded Shenzhen 0086 Digital Technology Limited and has served as its CEO and executive director since January 2022.
- Mr. Chen has served as a director and executive vice president of Yunnan Natural Roots Bio-Tech Limited from June 2020 to December 2021, and as a director and executive vice president of Shenzhen Blooming Creative Investment Limited, from July 2016 to April 2020.
- Mr. Chen received his Master's degree in Accounting and Finance from The University of Manchester in the U.K. in September 2006, and his Bachelor's degree in Accounting and Finance from the University of Bradford in the U.K. in July 2005.



Mr. Nanlong Liu

Independent Director

- Mr. Liu has been an independent director of Wing Yip since December 26, 2023.
- Mr. Liu has served as general manager and executive director of Ruanxun (Xiamen) Financial Management Co, Ltd. since August 2022.
- Mr. Liu served as audit director of Xiamen Zongheng Group Co, Ltd. from March 2014 to August 2022.
- Mr. Liu served as audit supervisor of Xiamen Comfort Sci&Tech Group Co Ltd (stock code: 002614) (prior name: Xiamen Mengfali Technology Group Co, Ltd.), a company listed on Shenzhen Stock Exchange, from March 2012 to March 2014.
- Mr. Liu received his Bachelor's degree in Accounting from Fuzhou University in China in December 2005. He is a certified public accountant in China.

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See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Industry Overview Market Size of Preserved and Cured Meat Product Market (Mainland China), 2018 - 2027E Market Size of Snack Meat Product Market (Mainland China), 2018 - 2027E Retail Sales Value CAGR 18 - 22 9.5% CAGR 22 - 27E 6.9% Growth Rate Total Cured Meat Product Others 12.8% 8.5% 8.8% 6.5% 125 100 75 30 25 20 15 10 5 CAGR: 8.3% 101.9 80 70 60 50 40 30 20 10 0 73.9 95.9 69.7 65.6 89.6 CAGR: 5.5% 83.3 61.6 14.7 13.7 57.9 76.4 12.8 52.9 68.5 50.4 11.8 66.4 11.0 46.8 61.4 59.6 42.6 9.8 9.2 55.3 50 36.8 8.4 7.2 11.5% 6.0 9.0% 59.2 8.3% 56.0 7.7% 7.5% 52.8 7.0% 49.8 6.3% 46.9 43.1 41.2 38.4 35.4 25 0 3.0% 3.1% 30.8 0 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E 18 Source: Frost & Sullivan See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Industry Overview Market Size of Frozen Meat Product Market (Mainland China), 2018 - 2027E Market Size of Prepared Food Market (Mainland China), 2018 - 2027E Market Size of Prepared Food Growth Rate CAGR: 4.5% CAGR: 10.7% CAGR: 20.7% 1,200 900 600 300 0 200 150 100 50 45 40.0 38.5 37.0 40 35 30 25 20 15 10 5 35.5 940.0 34.0 32.1 30.5 800.0 27.6 CAGR: 25.5% 657.3 24.1 21.4 538.7 441.1 367.3 290.3 265.2 196.4 26.5% 20.1% 147.9 2018 22.1% 22.0% 21.7% 17.5% 9.5% 32.8% 35.0% 2019 2020 0 0 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E 2021 2022 2023E 2024E 2025E 2026E 2027E 19 S S e o e ur t c h e e : r F e r g o i s s t tr & at S io u n lli s v t a a n tement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Growth Strategies Providing Customized Chinese - style Pre - cooked Meat Products for Various Businesses Developing New Line of Pre - Made Meal Products Increasing Investment in Developing Snack Products • Conducting small - scale trial production by the Q2 & small - scale trial production of two new products in mid - June 2024 Establishing formal production lines in the Q3 of 2024 Conducting mass production by Q4 of 2024 or Q1 of 2025 • • Increasing the proportion of snack products in our portfolio Expanding marketing strategies & distribution channels • Specifically Offline Dining Chain Brands and Fast - food Brands • • Establishing Chain Claypot Rice Restaurants Continuing to Expand our Product Range of Healthy Foods Strengthening Product Quality and Food Safety Controls • Launching first chain of cured meat claypot rice restaurants by end of July 2024 • • Diving deeper into the healthy food sector, focused on core product line around chicken Actively innovating in the plant - based meat product category • • Established our own quality testing center in April 2024 Open to other market participants once all government permits are obtained in 2026 20 See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Financial Highlights Revenue Revenue Breakdown by Products US$ Million 5.0% 5.3% $134.1 $130.8 27.5% 32.5% 62.1% 67.6% FY2022 Audited FY2023 Audited 5.1% 5.4% 27.1% 67.7% $33.8 $32.7 35.8% 58.8% Q1 2023 Unaudited Cured Meat Products Q1 2024 Unaudited FY2022 Audited FY2023 Audited Q1 2023 Unaudited Q1 2024 Unaudited Snack Products Frozen Meat Products 21 Fiscal year ended December 31 See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Financial Highlights Gross Profit and Gross Profit Margin Net Income US$ Million Gross Profit Margin % US$ Million 38.2% 35.1% $14.0 33.9% 29.0% $11.2 $47.1 $44.3 $4.6 $12.9 $9.5 $1.3 FY2022 Audited FY2023 Audited Q1 2023 Unaudited Q1 2024 Unaudited FY2022 Audited FY2023 Audited Q1 2023 Unaudited Q1 2024 Unaudited 22 Fiscal year ended December 31 See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Contact Issuer: Underwriter: Wing Yip Food Holdings Group Limited Kingswood Capital Partners, LLC Email: ir@wingyip - food.com Email: info@kingswoodus.com Tel: +1 - 800 - 535 - 6981 Address: Tower 56, 126 E. 56th Street, Suite 22S New York, NY 10022 USA Tel: +86 - 760 - 23215457 Address: No.9, Guanxian North Rd, Huangpu Town, Zhongshan City, Guangdong, China 528429 17 Battery Place, Suite 625 New York, NY 10004

Corporate Structure The following diagram illustrates our corporate structure as of the date of this presentation and upon completion of our IPO based on a proposed number of 2,500,000 ADSs being offered, assuming no exercise of the underwriters’ over - allotment option. Pre - IPO%/Post - IPO% U.S. IPO Public Shareholders Other Shareholders Tingfeng Wang 26.96%/25.62% Xiantao Wang 16.71%/15.88% 56.33%/53.55% 0%/4.95% Wing Yip Food Holdings Group Limited “Wing Yip“ (Hong Kong, 2015) 100% Guangdong Wing Yip Food Co., Ltd. “Wing Yip GD“ (Mainland China, 2010) 100% Hainan Wing Yip Food Technology Co., Ltd. “Wing Yip HN“ (Mainland China, 2020) 24 See the registration statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.